Boxlight Reports Fourth Quarter and Full Year 2025 Financial Results
Duluth, GA – Business Wire – April 13, 2026 – Boxlight Corporation (Nasdaq: BOXL) (“Boxlight” or the “Company”), a leading provider of interactive technology solutions, today announced the Company’s financial results for the fourth quarter and full year ended December 31, 2025.
Financial and Operational Highlights:
•Revenue was $26.6 million for the quarter, an increase of 11.0% from the prior year quarter
•Gross profit margin in Q4’25 decreased by 711 basis points to 23.5% from the prior year quarter
•Net loss for the quarter was $(9.7) million, compared to net loss of $(16.7) million in the prior year quarter, which included accelerated amortization of $12.3 million
•Net loss per basic and diluted common share was $(9.96), compared to $(52.14) net loss per basic and diluted common share in the prior year quarter
•Adjusted EBITDA11 decreased by $3.2 million to $(4.9) million from the prior year quarter
•Ended the quarter with $9.4 million in cash, $26.6 million in working capital, and $1.3 million in stockholders’ equity
•Launched FrontRow Symphony™ campus communication platform in January 2026, a next-generation, IP-based solution that unifies bells, paging, intercom, classroom audio, and emergency alerts into a single platform, expanding the Company’s FrontRow portfolio and strengthening its position in campus-wide communication and safety systems
Management Commentary
“We continued to take actions during 2025 to align our cost structure with current revenue levels while maintaining focus on our core education and corporate markets,” said Henry Nance, Chief Operating Officer of Boxlight. “We also expanded our product portfolio with the launch of FrontRow Symphony™, which strengthens our classroom communication offering. As we enter 2026, our priorities remain centered on operational discipline, margin improvement, and driving topline growth by doubling down on our relationships with our trusted reseller partners, through a reconstructed sales organization with aligned territories, and continued product evolutions and iterations to support the educational environment for years to come.”

Ryan Zeek, Boxlight’s Chief Financial Officer, added, “As Henry mentioned, we took actions during 2025, particularly in Q4, resulting in one-time and/or non-recurring charges reflected in the Q4’25 financial results. This was necessary to position Boxlight for a better tomorrow in lock step with the continued investments in R&D that brought our launch of FrontRow Symphony™ to fruition.”

Revenues being up 11% in Q4’25 as compared to Q4’24 is a step in the right direction for Boxlight. There are more steps to come in this journey, with a particular focus on generating revenue at a velocity that is sustainable at a reduced expense load. 2026 brings a year of potential, and we are taking actions daily to match Boxlight’s expense structure with the topline revenue.

Overall, 2025 was a challenging year for the interactive flat-panel display (IFPD) market, and Boxlight was not immune to the challenges, as reflected in our FY’25 financial results. Unlike revenue, which can fluctuate significantly in a short period, expenses tend to be more structural in nature and slower to adjust. Expense actions taken in 2025 are already in place and will be reflected in the 2026 results.

WhiteHawk Capital Partners is one example of partners that leaned in with Boxlight, with the Eleventh Amendment finalized in late Q4. We also acknowledge the support from our many other partners who, although not individually named, are equally appreciated.

1 This is a non-GAAP financial measure. A reconciliation of this non-GAAP financial measure to its comparable GAAP financial measure has been provided in the financial tables included in this press release. An explanation of this measure and how it is calculated is also included below under the heading “Non-GAAP Financial Measures”.

Macroeconomic conditions, including recent trade policies, negatively impacted gross margin and operating margin during 2025. We are closely monitoring developments related to IEEPA tariffs, including potential rulings and any associated refund processes that may result in the coming weeks and months. We intend to evaluate and take any appropriate actions as developments continue to unfold.

Financial Results for the Three Months Ended December 31, 2025 (Q4’25) vs. Three Months Ended December 31, 2024 (Q4’24)
Total revenues were $26.6 million for Q4’25 as compared to $24.0 million for Q4’24, representing an 11.0% increase. The increase in revenues was due to higher sales volume in the Americas market.
Gross profit for Q4’25 was $6.3 million as compared to $7.3 million for Q4’24, a decrease of 14.8%. Gross profit margin decreased to 23.5% for Q4’25 compared to 30.6% for Q4’24. The decrease in gross profit margin was primarily attributable to recent increases in pricing pressure within the industry and an increase in tariff-related expenses of $0.16 million. Gross profit for Q4’25 also included $1.1 million in non-recurring charges related to inventory obsolescence. These charges reflect the Company’s broader strategy to be laser focused on IFPD’s, optimize storage capacity and expense load to align with higher-turning inventory items, and uplevel its product portfolio through its FrontRow Symphony™ platform.
General and administrative expense was $8.2 million for both Q4’25 and Q4’24. As a percentage of revenue, general and administrative expense decreased to 30.7% from 34.5%, primarily due to higher revenues in Q4’25, while general and administrative expense remained consistent year over year. General and administrative expense for Q4’25 included approximately $0.3 million of non-recurring professional fees related to the Whitehawk loan and $0.7 million in expenses associated with executive severance.
Depreciation and amortization expense for Q4’25 were $2.6 million, representing 9.8% of revenue as compared to $14.3 million representing 59.8% of revenue for Q4’24. The decrease in depreciation and amortization expense for Q4’25 was primarily related to the Q4’24 accelerated amortization expense of $12.3 million, resulting from an adjustment in the useful lives of certain intangible assets from the EMEA and Americas reporting segments.
Research and development expense was $1.1 million or 4.2% of revenue for Q4’25 as compared to $0.9 million or 4.0% of revenue for Q4’24. Research and development expense primarily consists of costs associated with the development of proprietary technology. The increase was attributable to the allocation of certain general and administrative expenses to new and ongoing research and development projects.
Other expense for Q4’25 was $4.8 million as compared to $3.2 million for Q4’24. Other expense consists primarily of interest expense on our term loan.
Net loss decreased $7.0 million to $(9.7) million for Q4’25, which was a result of the changes noted above. Net loss attributable to common shareholders was $(10.0) million in Q4’25 compared to $(17.0) million in Q4’24, after deducting fixed dividends paid to Series B preferred shareholders of $0.3 million in both years.
Total Q4’25 comprehensive loss was $(8.2) million compared to a $(19.2) million loss for Q4’24. The change reflects the effect of foreign currency translation adjustments on consolidation, with the net effect of a $1.5 million gain in Q4’25 and a $(2.5) million loss for Q4’24.
Basic and diluted loss per share for Q4’25 was $(9.96) compared to $(52.14) for Q4’24.
EBITDA2 loss for Q4’25 was $(5.6) million, as compared to EBITDA loss of $(2.5) million for Q4’24.
Adjusted EBITDA loss for Q4’25 was $(4.9) million, as compared to Adjusted EBITDA loss of $(1.8) million for Q4’24. Adjustments to EBITDA included stock-based compensation expense, impairment of goodwill, gains/losses from the remeasurement of derivative liabilities, severance charges, and purchase accounting impact of fair valuing deferred revenue.
2 This is a non-GAAP financial measure. A reconciliation of this non-GAAP financial measure to its comparable GAAP financial measure has been provided in the financial tables included in this press release. An explanation of this measure and how it is calculated is also included below under the heading “Non-GAAP Financial Measures”.

Financial Results for the Year Ended December 31, 2025 (FY’25) vs. the Year Ended December 31, 2024 (FY’24)
Total revenues for FY’25 were $109.2 million as compared to $135.9 million for FY’24, resulting in a 19.6% decrease. The decrease in revenues was due to lower sales volume across all markets, primarily resulting from lower global demand for interactive flat panel displays as well as competitive industry pricing.
Cost of revenues for FY’25 was $75.6 million as compared to $89.0 million for FY’24, resulting in a 15.0% decrease. The decrease in cost of revenues was attributable to the decrease in units sold, offset by increases in tariff expenses.
Gross profit for FY’25 was $33.6 million as compared to $46.9 million for FY’24. Gross profit margin declined to 30.8% for FY’25 compared to 34.5% for FY’24, primarily related to changes in the product mix, increases in pricing pressure within the industry, and the impact of a $1.5 million increase in tariffs on the cost of our products compared to the prior year. Gross profit for FY’25 included $1.1 million in non-recurring inventory obsolescence charges incurred during Q4’25. These charges are consistent with the Company’s broader strategy to uplevel its product portfolio through its FrontRow Symphony™ offering and optimize storage capacity towards higher-turning inventory items.
General and administrative expense for the year ended FY’25 was $35.5 million and 32.5% of revenue, as compared to $41.8 million and 30.7% of revenue for FY’24. The decrease was primarily related to a decrease in personnel-related expenses of approximately $4.2 million, a reduction in sales and marketing expenses of approximately $1.0 million, and a decrease in professional fees of approximately $0.8 million.
Depreciation and amortization expenses for FY’25 were $10.3 million, representing 9.4% of revenue as compared to $20.5 million representing 15.1% of revenue for FY’24. The decrease in depreciation and amortization expenses for FY’25 was primarily related to the $12.3 million accelerated amortization expenses in the prior year.
Research and development expense was $4.3 million or 3.9% of revenue for FY’25 as compared to $4.1 million or 3.0% of revenue for FY’24. Research and development expense primarily consists of costs associated with the development of proprietary technology. The increase was attributable to the allocation of certain general and administrative expenses to new and ongoing research and development projects.
Other expense for FY’25 was $8.4 million as compared to $10.8 million for FY’24. Other expense consists primarily of interest expense on our term loan. The $2.4 million decrease in other expense was primarily driven by a $0.2 million decrease in interest expense and a $1.4 million gain on the change in fair value of common warrants recognized in FY’25.
Net loss attributable to common shareholders was $(25.1) million and $(29.6) million for FY’25 and FY’24, respectively, after deducting fixed dividends to Series B preferred shareholders of $1.3 million in each year.
Basic and diluted loss per share for FY’25 was $(39.74) per basic and diluted share, compared to $(90.69) per basic and diluted share for FY’24.
EBITDA3 for FY’25 was $(4.4) million loss, as compared to $0.5 million EBITDA for FY’24. Adjusted EBITDA for FY’25 was $(3.5) million loss, as compared to $4.3 million for FY’24.

Balance Sheet; Credit Agreement; Off-Balance Sheet Arrangements
At December 31, 2025, Boxlight had $9.4 million in cash and cash equivalents, $26.6 million in working capital, and $34.2 million in debt, net of debt issuance costs.
On December 18, 2025, Boxlight entered into the Eleventh Amendment to Credit Agreement with Whitehawk Finance LLC, as lender (the “Lender”), and White Hawk Capital Partners, LP, as collateral agent (the “Collateral Agent”). The Eleventh Amendment extends the maturity date of the Credit Agreement from December 31, 2025 to April 1, 2027 and provides for the suspension of mandatory quarterly amortization payments on the initial term loan from the effective date of the amendment through June 30, 2026, with amortization payments resuming on September 30, 2026.
The Company must maintain qualified cash at all times of at least $1.5 million from and after the Eleventh Amendment effective date. The amendment modifies certain financial covenants, including the elimination of the Senior Leverage Ratio
3 This is a non-GAAP financial measure. A reconciliation of this non-GAAP financial measure to its comparable GAAP financial measure has been provided in the financial tables included in this press release. An explanation of this measure and how it is calculated is also included below under the heading “Non-GAAP Financial Measures”.

covenant and the introduction of a minimum Consolidated Adjusted EBITDA covenant, which becomes effective for the period ending March 31, 2026, and is set at $1.9 million for such period, with levels varying thereafter.
In addition, the amendment revises mandatory prepayment provisions to require the application of 50% (or 100% if an event of default exists) of net cash proceeds from certain equity issuances and permitted indebtedness to prepay outstanding borrowings, subject to a $5.0 million retention for working capital and general corporate purposes. The amendment also permits borrowings in excess of maximum amounts in an aggregate amount not to exceed for the months ending December 31, 2025, $4.0 million; January 31, 2026, $4.5 million; February 28, 2026, $5.5 million and from and after March 31, 2026 (and each month thereafter), $4.0 million.
The Company was in compliance with the borrowing base requirements under the Credit Agreement as of December 31, 2025.
Subsequent to quarter end, we were not in compliance with the borrowing base financial covenant under the Credit Agreement. On March 27, 2026, we received a waiver for this noncompliance. Although we have previously been successful in obtaining waivers with respect to these matters, there can be no assurance that we will obtain them in the future, or that the lender will not take action to accelerate all of our obligations under the Credit Agreement in the event of future noncompliance.

On November 3, 2025, we entered into an amended and restated inventory finance agreement with J.J. Astor & Co. (the “Inventory Purchaser”), pursuant to which the Inventory Purchaser may, from time to time, finance up to $9.0 million of our finished goods inventory purchases from our contract manufacturers. Under this arrangement, we are required to pay a deposit equal to 20% of the purchase price of the applicable inventory, and the Inventory Purchaser funds the remaining balance directly to the supplier and takes title to the inventory.

Although this arrangement is not reflected as debt on our consolidated balance sheets, it represents a form of short-term inventory financing and exposes us to material liquidity, cash flow, and operational risks. As of December 31, 2025, the aggregate outstanding funded amount under this arrangement was $3.7 million, which represents our maximum exposure to loss under the agreement, excluding fees, default charges, and other potential obligations.

On April 1, 2026, we entered into an amendment to the inventory finance agreement, pursuant to which $556,200 of the outstanding balance was converted into 600,000 shares of common stock (the “Conversion Shares”) at a conversion price of $0.927 per share. Further, the parties agreed that, if the aggregate proceeds from the sale of the Conversion Shares are less than $556,200, the Company shall pay the shortfall in cash within five trading days. Michael Pope, Chairman of the Company’s Board of Directors, and its former president and chief executive officer, is the chief executive officer of J.J. Astor. J.J. Astor is beneficially owned, directly or indirectly, by a private investment fund managed by Mr. Pope.
About Boxlight Corporation
Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch®, FrontRow™ and Mimio®. Boxlight aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, collaboration software, audio solutions, supporting accessories, and professional services. For more information about Boxlight and the Boxlight story, visit http://www.boxlight.com, https://www.clevertouch.com, and https://www.gofrontrow.com.
Forward Looking Statements
This press release may contain information about Boxlight’s view of its future expectations, plans, and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, and competition in the industry, among other things. Boxlight encourages you to review other factors that may affect its future results and performance in Boxlight’s filings with the Securities and Exchange Commission.
Use of Non-GAAP Financial Measures
To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding our operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with EBITDA and Adjusted EBITDA, which are non-GAAP financial measures of earnings. EBITDA represents net income before income tax expense (benefit), interest expense, depreciation, and amortization. Adjusted EBITDA represents EBITDA plus stock-based compensation, severance charges, impairment of goodwill, the change in fair value of derivative liabilities, purchase accounting impact of inventory markup, and fair value adjustments to deferred revenue. Our management uses EBITDA and Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing our results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.
Discussion of the Effect of Constant Currency on Financial Condition

We report our operating results in accordance with U.S. GAAP. We have disclosed in the table below the results on a constant currency basis to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates we use to translate our operating results into U.S. Dollars for all countries where the functional currency is not the U.S. Dollar. Because we are a global company, the foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our reported financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which we conduct our business. References to our operating results on a constant-currency basis mean our operating results without the impact of foreign currency exchange rate fluctuations.
We believe disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-U.S. GAAP financial measures and are not meant to be considered in isolation or as a substitute for comparable measures prepared in accordance with U.S. GAAP. Constant-currency results have no standardized meaning prescribed by U.S. GAAP, are not prepared under any comprehensive set of accounting rules or principles, and should be read in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
We calculate constant-currency amounts by translating local currency amounts in the current period at actual foreign exchange rates for the prior year period. Our constant-currency results do not eliminate the transaction currency impact of purchases and sales of products in a currency other than the functional currency. The following two tables below specifically show the impact of translation on the 2025 results as compared to the 2024 results. 2024 acts as the base, thus there is no translation impact presented.

	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	% Decrease
	(Dollars in thousands)
Total revenues
As reported	$26,634	$23,996	11%
Impact of foreign currency translation	(549)	-
Constant-currency	$26,085	$23,996	9%

	Year Ended December 31, 2025	Year Ended December 31, 2024	% Decrease
	(Dollars in thousands)
Total revenues
As reported	$109,246	$135,893	(20)%
Impact of foreign currency translation	(1,792)	-
Constant-currency	$107,454	$135,893	(21)%

Boxlight Corporation
Condensed Consolidated Balance Sheets
As of December 31, 2025 and December 31, 2024
(in thousands, except share and per share amounts)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$9,370	$8,007
Accounts receivable – trade, net of allowances of $1,055 and $394, respectively	15,358	18,325
Inventories, net of reserves	38,126	43,265
Prepaid expenses and other current assets	6,624	8,785
Total current assets	69,478	78,382

Property and equipment, net of accumulated depreciation	1,770	2,134
Operating lease right of use asset	7,009	8,055
Intangible assets, net of accumulated amortization	17,080	25,944
Deferred tax assets, net	1,472	—
Other assets	734	790
Total assets	$97,543	$115,305

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$22,786	$24,176
Accounts payable and accrued expenses - related party	3,699	—
Short-term debt	1,274	37,148
Operating lease liabilities, current	1,741	2,018
Deferred revenues, current	9,273	9,015
Derivative liabilities	5	1
Derivative liabilities - related party	476	—
Other short-term liabilities	3,598	4,682
Total current liabilities	42,852	77,040

Deferred revenues, non-current	14,849	15,158
Long-term debt	32,877	—
Deferred tax liabilities, net	—	901
Operating lease liabilities, non-current	5,650	6,428
Other long-term liabilities	60	165
Total liabilities	96,288	99,692

Mezzanine equity:
Preferred Series B, 0 share issued and outstanding at December 31, 2025; 1,586,620 shares issued and outstanding at December 31, 2024	—	16,146
Preferred Series C, 0 share issued and outstanding at December 31, 2025; 1,320,850 shares issued and outstanding at December 31, 2024	—	12,363
Total mezzanine equity	—	28,509

Stockholders’ equity:
Preferred Series A stock, $0.0001 par value, 50,000,000 shares authorized; 167,972 and 167,972 shares issued and outstanding, at December 31, 2025 and 2024, respectively	—	—
Preferred Series B stock, $0.0001 par value, 1,586,620 shares and 0 share issued and outstanding, at December 31, 2025 and 2024, respectively	—	—
Common stock, $0.0001 par value, 4,166,667 and 625,000 shares authorized; 1,370,010 and 328,436 Class A shares issued and outstanding at December 31, 2025 and 2024, respectively	—	—
Additional paid-in capital	155,123	119,487
Accumulated deficit	(156,420)	(132,610)
Accumulated other comprehensive income	2,552	227
Total stockholders’ equity (deficit)	1,255	(12,896)

Total liabilities and stockholders’ equity	$97,543	$115,305
Share and per share data have been adjusted for all periods presented to reflect the one-for-six reverse stock split effective December 22, 2025.

Boxlight Corporation
Condensed Consolidated Statements of Operations and Comprehensive Loss
For the year ended December 31, 2025 and 2024
(in thousands, except per share amounts)

	2025	2024
Revenues, net	$109,246	$135,893
Cost of revenues	75,617	88,952
Gross profit	33,629	46,941

Operating expense:
General and administrative	35,454	41,756
Depreciation and amortization	10,280	20,529
Research and development	4,269	4,126
Total operating expense	50,003	66,411

Loss from operations	(16,374)	(19,470)

Other (expense) income:
Interest expense, net	(10,032)	(10,252)
Other income (expense), net	1,075	(727)
Loss on warrant issuance	(578)	—
Change in fair value of derivative liabilities	(4)	205
Change in fair value of related party derivative liabilities	(211)	—
Change in fair value of common warrants	1,394	—
Total other expense	(8,356)	(10,774)
Loss before income taxes	(24,730)	(30,244)
Income tax benefit	920	1,909
Net loss	(23,810)	(28,335)
Fixed dividends - Series B Preferred	(1,269)	(1,269)
Net loss attributable to common stockholders	$(25,079)	$(29,604)

Comprehensive loss:
Net loss	(23,810)	(28,335)
Other comprehensive loss:
Foreign currency translation adjustment	2,325	(1,074)
Total comprehensive loss	$(21,485)	$(29,409)

Net loss per common share – basic and diluted	$(39.74)	$(90.69)

Weighted average number of common shares outstanding – basic and diluted	631,091	326,439
Share and per share data have been adjusted for all periods presented to reflect the one-for-six reverse stock split effective December 22, 2025.

Reconciliation of net loss for the three months and year ended December 31, 2025 and 2024 to EBITDA and Adjusted EBITDA

(in thousands)	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Year Ended December 31, 2025	Year Ended December 31, 2024
Net loss	$(9,664)	$(16,707)	$(23,810)	$(28,335)
Depreciation and amortization	2,599	14,342	10,280	20,529
Interest expense	2,221	2,529	10,032	10,252
Income tax (benefit)	(783)	(2,676)	(920)	(1,909)
EBITDA	$(5,627)	$(2,512)	$(4,418)	$537
Stock compensation expense	9	156	468	1,389
Change in fair value of derivative liabilities	(282)	(3)	4	(205)
Change in fair value of related party derivative liabilities	211	—	211	—
Change in fair value of common warrants	—	—	(1,394)	—
Loss on warrant issuance	—	—	578	—
Purchase accounting impact of fair valuing inventory	—	—	—	225
Purchase accounting impact of fair valuing deferred revenue	—	161	219	939
Severance charges	749	440	806	1,383
Adjusted EBITDA	$(4,940)	$(1,758)	$(3,526)	$4,268

Media
Sunshine Nance
+1 360-464-2119 x254
sunshine.nance@boxlight.com
Investor Relations
Ryan Zeek
+1 770-891-1331
investor.relations@boxlight.com